UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2011

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Item 7.01 Regulation FD Disclosure

On August 4, 2011, Plains Exploration & Production Company (“PXP”) issued a press release announcing second quarter 2011 results. The press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein. In connection with such release, PXP has prepared investor slides, which will be available on our website at www.pxp.com under Investor Relations.

Guidance Update

Due primarily to our accelerated drilling activity in the Eagle Ford and a higher than originally planned rig count in the Haynesville, PXP’s Board of Directors approved an increase in 2011 capital spending which is estimated to be approximately $1.5 billion, excluding deepwater spending, up from $1.2 billion.

For the first six months, average daily sales volumes were 92.9 thousand BOE. With higher drilling activity year-to-date than originally planned in the Haynesville and the Eagle Ford, full-year 2011 average daily sales volumes are now expected to be near the upper end of a new guidance range of 97 – 100 thousand BOE per day.

PXP expects its oil price realization for the full-year 2011 to be above the guidance range due to continued strength of California crude oil pricing relative to NYMEX West Texas Intermediate.

PXP expects lease operating expense per BOE, a component of total production cost per BOE, to be at the high end of the $7.90—$8.30 per BOE full-year 2011 guidance range due to the increased activity in the Eagle Ford.

The information presented herein under Item 2.02 and Item 7.01 shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibit 99.1	Plains Exploration & Production Company press release dated August 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: August 4, 2011	/s/ Nancy I. Williams
Nancy I. Williams
Vice President—Accounting, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit 99.1	Plains Exploration & Production Company press release dated August 4, 2011.